EXHIBIT 10.1

SUPPLEMENTAL PROJECT MILESTONE INCENTIVE PLAN
Jay Debertin
Four Performance Measurement Periods - Fiscal Years 2015, 2016, 2017, 2018

Plan Purpose    Deliver financial rewards for providing accomplished leadership to ensure key milestones critical to the success of projects beyond the defined scope of the COO Energy and food role are met, which in turn positions CHS and its businesses to achieve maximum growth and profitability.

Plan Overview The objective of this plan is to define project milestones that are vital to the success of new projects on an annual basis over a four year period, and reward the participant up to $120,000 for obtaining these milestones during each fiscal year measurement period. Earned awards will be distributed in each November following the completion of the respective annual measurement periods.
The table below provides a timetable of important dates.

Measurement Period	Key Milestones	Award Opportunity	Distribution Date for Earned Award
FY 2015 (9/1/14 - 8/31/15)	Set Annually	$120,000	November 2015
FY 2016 (9/1/15 - 8/31/16)	Set Annually	$120,000	November 2016
FY 2017 (9/1/16 - 8/31/17)	Set Annually	$120,000	November 2017
FY 2018 (9/1/17 - 8/31/18)	Set Annually	$120,000	November 2018

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Fiscal Year milestone goals will be communicated to you annually. The President and CEO is responsible for determining annual milestone goals and results, and the Sr. Vice President of Human Resources will ensure proper documentation and award distributions occur.

•	If the participant becomes disabled, retires (defined as age 55 with 10 years of 1,000 hours credited service or age 65) or dies:

1)	After an annual measurement period, earned awards that have not yet been paid will be distributed as soon as administratively feasible.

2)
During an annual measurement period, earned awards for milestones met during the current plan year will be distributed as soon as administratively feasible after the end of the annual measurement period.

•
If the participant is no longer in a critical leadership role associated with the defined projects, any earned awards for completed fiscal years will be distributed per scheduled distribution date. If the change occurs during a fiscal year measurement period, an award may be provided as determined by the President and CEO and plan administrators.

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Award eligibility may be forfeited for the entire plan period if it is determined the participant has failed to meet job performance criteria and standards, which includes but is not limited to documented performance issues, acts of misconduct, dishonesty, or violation of CHS policies and procedures. Any award forfeitures must be reviewed with the plan administrators.

Plan Administrators
President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and the Senior Vice President Human Resources administer this plan. Plan administrators are authorized to make all decisions as required in the administration of the Plan and to exercise their discretion to define, interpret, construe and apply plan provisions, approve, administer, withdraw, and make any exceptions to the terms of the Plan.

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